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EURONET
WORLDWIDE                            News Release
[GRAPHIC]
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     Corporate                   For Immediate Release       Date: April 4, 2007
   Headquarters
  4601 College
Boulevard, Suite
       300
     Leawood,
   Kansas 66211
        USA
 +1-913-327-4200
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               Media     Shruthi   1-913-327-4225 sdyapaiah@euronetworldwide.com
               and       Dyapaiah
               Investor
               Relations
               Contact:
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 Euronet Worldwide completes acquisition of RIA Envia, Inc., the third-largest global money transfer company

LEAWOOD, KANSAS--April 4, 2007--Euronet Worldwide, Inc. ("Euronet" or the "Company") (NASDAQ: EEFT), a leading electronic payments provider, today announced the completion of its acquisition of RIA Envia, Inc. ("RIA"). With the closing of the RIA acquisition, Euronet has established itself as the third-largest global money transfer company, based upon the amount of money transferred. In connection with the closing of the RIA acquisition, Euronet entered into a $290 million secured syndicated credit facility consisting of a $190 million seven-year term loan and a $100 million five-year revolving credit facility (together as the "new Credit Facility").

Under the terms of the purchase agreement announced on November 21, 2006, as amended, Euronet acquired 100% of RIA's common stock outstanding for $380 million in cash, 4,053,606 shares of Euronet common stock, 3,685,098 contingent value rights and 3,685,098 stock appreciation rights. The initial value of Euronet common stock for purposes of the contingent value rights and stock appreciation rights was set at $27.136333 per share, based upon the average of the daily high and low trading prices per share of Euronet common stock over the 30 trading days ending March 30, 2007. The $380 million in cash was funded through cash from the Company's balance sheet and the net proceeds of the $190 million seven-year term loan.

The $190 million seven-year term loan bears interest at LIBOR plus 200 basis points or prime plus 100 basis points and contains a 1% per annum principal amortization requirement, payable quarterly, with the remaining balance outstanding due at the end of year seven. The $100 million five-year revolving line of credit will be priced initially at LIBOR plus 200 basis points or prime plus 100 basis points, subject to a pricing grid that adjusts the spread each quarter based upon the Company's consolidated total leverage ratio. Euronet's new $100 million five-year revolving credit facility replaces its existing $50 million revolving credit facility.

The new Credit Facility may be expanded by up to an additional $150 million in term loan and up to an additional $25 million for the revolving line of credit, subject to satisfaction of certain conditions including pro forma debt covenant compliance. The new

Credit Facility contains certain mandatory prepayments and contains customary events of default and financial covenants, including leverage ratios. The leverage ratios will step down over the next eighteen months thereby requiring the Company to reduce its leverage.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Such forward-looking statements include the expectations, plans or prospects for Euronet. The statements made by Euronet are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Euronet's control and the risk factors and other cautionary statements discussed in Euronet's filings with the U.S. Securities and Exchange Commission (the "SEC") including but not limited to Euronet's Annual Report on Form 10-K for the period ended December 31, 2006. Copies of this filing may be obtained by contacting Euronet or the SEC. Euronet does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

About Euronet Worldwide
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers outsourcing and consulting services, integrated EFT software, network gateways, electronic prepaid top-up services to financial institutions, mobile operators and retailers, as well as electronic consumer money transfer and bill payment services. Euronet operates and services the largest pan-European group of ATMs and operates the largest Indian shared ATM network. Euronet is also one of the largest providers of prepaid processing, or top-up services, for prepaid mobile airtime. The Company is a licensed electronic money transmitter and bill payment company via Euronet Payments & Remittance Inc. The Company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 296,000 point-of-sale terminals across more than 161,000 retailers in Europe, Asia Pacific, Africa and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 26 worldwide offices, Euronet serves clients in approximately 100 countries. Visit the Company's web site at www.euronetworldwide.com.

About RIA Envia, Inc.
Established in 1987, RIA is the third-largest global consumer-to-consumer remittance company. Processing $4.5 billion in money transfers annually, RIA originates transactions through a network of over 10,000 sending agents and 98 company-owned stores located throughout 13 countries in North America, the Caribbean, Europe and Asia and terminates transactions through a payer network of over 32,000 locations across 82 countries. RIA's primary services include money transfer, bill payment, money orders and check cashing. RIA offers transfers under the brands RIA Money Transfer, AFEX Money Express and Kim Phu Money Transfer.